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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1 )*


                                 Sequenom, Inc.
                                 --------------
                                (Name of Issuer)


                                  Common Stock
                      -------------------------------------
                         (Title of Class of Securities)



                                   817337 10 8
               --------------------------------------------------
                                 (CUSIP Number)




                                December 31, 2001
                       -----------------------------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

               |_|      Rule 13d-1(b)

               |_|      Rule 13d-1(c)

               |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

  ---------------------                                       ------------------
  CUSIP NO. 817337 10 8                     13G               PAGE 2 OF 13 PAGES
  ---------------------                                       ------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HELMUT SCHUHSLER

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     AUSTRIA

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           72,032
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,619,184
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         72,032
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,619,184
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,691,216

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________

  ---------------------                                       ------------------
  CUSIP NO. 817337 10 8                 13G                   PAGE 3 OF 13 PAGES
  ---------------------                                       ------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TVM TECHNO VENTURE ENTERPRISES NO. II, L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          214,669
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            214,669
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     214,669

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .6%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

  ---------------------                                       ------------------
  CUSIP NO. 817337 10 8                 13G                   PAGE 4 OF 13 PAGES
  ---------------------                                       ------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TVM ZWEITE BETEILIGUNG US L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     MASSACHUSETTS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          460,335
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            460,335
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     460,335

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

  ---------------------                                       ------------------
  CUSIP NO. 817337 10 8                 13G                   PAGE 5 OF 13 PAGES
  ---------------------                                       ------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TVM INTERTECH L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          143,132
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            143,132
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     143,132

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .4%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

  ---------------------                                       ------------------
  CUSIP NO. 817337 10 8                 13G                   PAGE 6 OF 13 PAGES
  ---------------------                                       ------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TVM EUROTECH L.P.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          262,587
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            262,587
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     262,587

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     .7%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

  ---------------------                                      -------------------
  CUSIP NO. 817337 10 8               13G                    PAGE 7 OF 13 PAGES
  ---------------------                                      -------------------
________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TVM MEDICAL VENTURES GMBH & CO. KG

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     GERMANY

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          538,461
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            538,461
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     538,461

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.5%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________

                          INSTRUCTIONS FOR SCHEDULE 13G

ITEM 1.
         (a)      Name of Issuer SEQUENOM, INC., A DELAWARE CORPORATION

         (b)      Address of Issuer's Principal Executive Offices
                  3595 JOHN HOPKINS COURT, SAN DIEGO, CA 92121

ITEM 2.
         (a)      Name of Person Filing
         HELMUT SCHUHSLER
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.
         TVM ZWEITE BETEILIGUNG US L.P.
         TVM INTERTECH L.P.
         TVM EUROTECH L.P.
         TVM MEDICAL VENTURES GMBH & CO. KG

         (b) Address of Principal Business Office or, if none, Residence C/O TVM TECHNO VENTURE MANAGEMENT, 101 ARCH STREET, SUITE 1950, BOSTON, MA 02110

         (c)      Citizenship
         HELMUT SCHUHSLER                                  AUSTRIA
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.        MASSACHUSETTS
         TVM ZWEITE BETEILIGUNG US L.P.                    MASSACHUSETTS
         TVM INTERTECH L.P.                                DELAWARE
         TVM EUROTECH L.P.                                 DELAWARE
         TVM MEDICAL VENTURES GMBH & CO. KG                GERMANY

         (d)      Title of Class of Securities COMMON

         (e)      CUSIP Number 817337 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b), OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: N/A

         (a)  |_|     Broker or Dealer registered under Section 15 of the Act
                      (15 U.S.C. 78o);

         (b)  |_|     Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                      78c);

         (c)  |_|     Insurance company as defined in section 3(a)19) of the Act
                      (15 U.S.C. 78c);

         (d)  |_|     An investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8);

         (e)  |_|     An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(F);

         (f)  |_|     An employee benefit plan or endowment fund in accordance
                      with ss.240.13d-1(b)(1)(ii)(F);

         (g)  |_|     A parent holding company or control person in accordance
                      with ss.240.13d-1(b)(ii)(G);

         (h)  |_|     A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i)  |_|     A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

         (j)  |_|     Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in

         (a)      Amount Beneficially Owned:
         HELMUT SCHUHSLER                                1,691,216
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.        214,669
         TVM ZWEITE BETEILIGUNG US L.P.                    460,335
         TVM INTERTECH L.P.                                143,132
         TVM EUROTECH L.P.                                 262,587
         TVM MEDICAL VENTURES GMBH & CO. KG                538,461

         (b)      Percent of Class:

         HELMUT SCHUHSLER                                      4.7%
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.             .6%
         TVM ZWEITE BETEILIGUNG US L.P.                        1.3%
         TVM INTERTECH L.P.                                     .4%
         TVM EUROTECH L.P.                                      .7%
         TVM MEDICAL VENTURES GMBH & CO. KG                    1.5%

         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote:

         HELMUT SCHUHSLER                                   72,032
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.              0
         TVM ZWEITE BETEILIGUNG US L.P.                          0
         TVM INTERTECH L.P.                                      0
         TVM EUROTECH L.P.                                       0
         TVM MEDICAL VENTURES GMBH & CO. KG                      0

                  (ii)     Shared power to vote or to direct the vote:

         HELMUT SCHUHSLER                                1,619,184
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.        214,669
         TVM ZWEITE BETEILIGUNG US L.P.                    460,335
         TVM INTERTECH L.P.                                143,132
         TVM EUROTECH L.P.                                 262,587
         TVM MEDICAL VENTURES GMBH & CO. KG                538,461

                  (iii) Sole power to dispose or to direct the disposition of:

         HELMUT SCHUHSLER                                   72,032
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.              0
         TVM ZWEITE BETEILIGUNG US L.P.                          0
         TVM INTERTECH L.P.                                      0
         TVM EUROTECH L.P.                                       0
         TVM MEDICAL VENTURES GMBH & CO. KG                      0

                  (iv) Shared power to dispose or to direct the disposition of:

         HELMUT SCHUHSLER                                1,619,184
         TVM TECHNO VENTURE ENTERPRISES NO. II L.P.        214,669
         TVM ZWEITE BETEILIGUNG US L.P.                    460,335
         TVM INTERTECH L.P.                                143,132
         TVM EUROTECH L.P.                                 262,587
         TVM MEDICAL VENTURES GMBH & CO. KG                538,461


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:    |X|

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         With the exception of the shares held by Dr. Helmut Schuhsler with sole voting power, all of the shares described above are held by limited partnerships or corporations. The limited partners or the shareholders, as applicable, have the right to receive dividends on or proceeds from the sale of such shares. No single individual entitled to such dividends on or proceeds from the sale of such shares will receive more than 5% of the total number of outstanding shares of Sequenom, Inc.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY: N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:  N/A

         If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit statIng the identity of each member of the group.

ITEM 9.  NOTICE OF DISSOLUTION OF A GROUP:  N/A

ITEM 10. CERTIFICATION:  N/A

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 7, 2002
                                             -----------------------------------
                                                       Date

                                             /s/ Helmut Schuhsler
                                             -----------------------------------
                                                       Signature

                                             Helmut Schuhsler
                                             -----------------------------------
                                                       Name/Title


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including exhibits. Seess.240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                             JOINT FILING STATEMENT

         Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date  February 7, 2002
      ---------------------


                                           /s/ Helmut Schuhsler
                                           -------------------------------------
                                           Helmut Schuhsler



                                           TVM TECHNO VENTURE ENTERPRISES NO. II
                                           LIMITED PARTNERSHIP

                                           BY: TVM TECHNO VENTURE MANAGEMENT
                                                 LIMITED PARTNERSHIP
                                                    ITS GENERAL PARTNER
                                           BY: TVM MANAGEMENT, LLC
                                                    ITS GENERAL PARTNER

                                           BY: /s/ John J. DiBello
                                              ---------------------------------
                                              NAME:  John J. DiBello
                                              TITLE:  Treasurer

                                           TVM ZWEITE BETEILIGUNG-US
                                           LIMITED PARTNERSHIP

                                           BY: TVM TECHNO VENTURE MANAGEMENT
                                                  LIMITED PARTNERSHIP
                                                   ITS GENERAL PARTNER
                                           BY: TVM MANAGEMENT, LLC
                                                   ITS GENERAL PARTNER

                                           BY: /s/ John J. DiBello
                                              ----------------------------------
                                              NAME:  John J. DiBello
                                              TITLE:  Treasurer


                                           TVM INTERTECH LIMITED PARTNERSHIP

                                           BY: TVM TECHNO VENTURE MANAGEMENT
                                                 LIMITED PARTNERSHIP
                                                   ITS GENERAL PARTNER
                                           BY: TVM MANAGEMENT, LLC
                                                   ITS GENERAL PARTNER

                                           BY: /s/ John J. DiBello
                                              ----------------------------------
                                              NAME:  John J. DiBello
                                              TITLE:  Treasurer

                             JOINT FILING STATEMENT


                                         TVM EUROTECH LIMITED PARTNERSHIP

                                         BY:  TVM TECHNO VENTURE MANAGEMENT
                                                LIMITED PARTNERSHIP
                                                  ITS GENERAL PARTNER
                                         BY:  TVM MANAGEMENT, LLC
                                                  ITS GENERAL PARTNER

                                         BY: /s/ John J. DiBello
                                             -----------------------------------
                                                  NAME:  John J. DiBello
                                                  TITLE:  Treasurer

                                         TVM MEDICAL VENTURES GMBH & CO. KG


                                         BY: /s/ Helmut Schuhsler
                                             -----------------------------------
                                         BY: /s/ John J. DiBello
                                             -----------------------------------
                                             NAME:  Helmut Schuhsler
                                             TITLE: Managing Limited Partner
                                             NAME:  John J. DiBello
                                             TITLE: Managing Limited Partner